STEPHEN E. ROTH
DIRECT LINE: 202.383.0158
E-mail: steve.roth@sablaw.com

December 1, 2008

VIA EDGAR

Board of Directors
National Life Insurance Company
One National Life Drive
Montpelier, Vermont 05604

Re: National Variable Annuity Account II

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal
Matters” in the Statement of Additional Information filed as part of Post-Effective
Amendment No. 23 to the Registration Statement on Form N-4 by National Variable
Annuity Account II for certain variable annuity contracts (File No. 333-19583). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Stephen R. Roth
Stephen E. Roth